BAR



INVESTMENT OBJECTIVE

The GraniteShares Gold Trust is designed to seek the performance of the price of gold, less trust expenses.

FUND PRICES

AS OF 11/06/17

NAV	
NET ASSET VALUE	$127.04

PRICE	
CLOSE PRICE	$128.25
MID POINT PRICE	-

PERFORMANCE

AS OF 09/29/17

	1 MONTH	3 MONTH	YTD	1 YEAR	3 YEAR	SINCE FUND INCEPTION
BAR NAV	-2.20%	-	-	-	-	-2.2%
BAR MARKET PRICE	-2.74%	-	-	-	-	-2.74%
GOLD	-2.18%	3.29%	11.48%	-2.98%	5.22%	-2.18%

Performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Returns less than one year are not annualized. NAV prices are used to calculate market price performance prior to the date when the Fund first traded on the New York Stock Exchange. Market performance is determined using the bid/ask midpoint at 4:00pm Eastern time, when the NAV is typically calculated. Market performance does not represent the returns you would receive if you traded shares at other times. For the fund's most recent month end performance, please call 1(844) 476-8747, or visit www.graniteshares.com.

PREMIUM DISCOUNT CHART

AS OF 11/06/17

NAV		$127.04
PRICE		$128.25
PREMIUM DISCOUNT	$1.21	0.94%

CURRENT DATA

AS OF 11/06/17

	# OF DAYS	% OF DAYS
-2% TO -1.5%	5	8.06%
-1.5% TO -1%	3	4.84%
-1% TO -0.5%	7	11.29%
-0.5% TO 0%	14	22.58%
0% TO 0.5%	12	19.35%
0.5% TO 1%	12	19.35%
1% TO 1.5%	4	6.45%
1.5% TO 2%	4	6.45%

KEY INFORMATION

PRODUCT TICKER	BAR
INCEPTION DATE	31 AUG 2017
BENCHMARK	GOLD
REPLICATION	PHYSICAL
VAULT LOCATION	LONDON
CUSTODIAN	ICBC STANDARD BANK PLC
VAULT INSPECTOR	INSPECTORATE INTERNATIONAL
VAULT INSPECTION FREQUENCY	TWICE ANNUALLY
TRUSTEE	BNY MELLON
CUSIP	38748G101
EXCHANGE	NYSE ARCA
IOPV TICKER	BARIV
AUM	$5,081,688.67
SHARES OUTSTANDING	40,000
GOLD OZ. PER CREATION BASKET (10,000 SHARES/BASKET)	999.619
GOLD OZ. PER SHARE	0.0999619

KEY DOCUMENTS

- BAR FACT SHEET
- PROSPECTUS
- FAQS
- BARLIST

GREATEST PREMIUM	2.36%
GREATEST DISCOUNT	-1.80%

PREMIUM DISCOUNT / FREQUENCY

AS OF 11/06/17


data
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
-1.0
-1.5
-2.0
-2.5
-3.0
0
20
40
60
80
100
120
140
150

How can the Fund trade at a premium/discount to its NAV?

The primary explanation is that timing discrepancies can arise between the NAV and the closing price of the Fund. Since shares of the Fund trade on the open market, prices are affected by the constant flow of information received by investors, corporations and financial institutions. Depending on how this changing information affects investor sentiment, shares of the Fund may deviate slightly from the value of the Fund's underlying assets. As a result, shareholders may pay more than NAV when they buy Fund shares and receive less than NAV when they sell those shares, because shares are purchased and sold at current market prices. However, due to the creation and redemption process that is unique to ETFs, market makers are able to minimize these deviations from NAV by taking advantage of arbitrage opportunities.

What causes these time discrepancies?

Close of Trading Times. Although both the NAV and the closing trade of the ETF are generally calculated at the closing time of 4:00 p.m. ET, some differences in this timing may cause discrepancies.

Time of Last Trade. Trading of GraniteShares ETFs generally takes place during normal trading hours (9:30 a.m. to 4:00 p.m. eastern time). However, it is important to note that the last trade, when closing price is determined, may not occur at exactly 4:00 p.m. eastern time. Therefore, any market move during the time difference may cause the NAV to deviate from the closing price.

TOP FUND COMMODITY EXPOSURES

AS OF 10/09/17

GOLD	100%

Holdings are subject to change

NAV: THE DOLLAR VALUE OF A SINGLE SHARE, BASED ON THE VALUE OF THE UNDERLYING ASSETS OF THE FUND MINUS ITS LIABILITIES, DIVIDED BY THE NUMBER OF SHARES OUTSTANDING. CALCULATED AT THE END OF EACH BUSINESS DAY.

PHYSICAL REPLICATION: THE TRUST OWNS THE UNDERLYING ASSETS OF THE INDEX WHETHER THEY ARE STOCKS, BONDS, OR IN THIS CASE, GOLD BARS. THE OBJECTIVE OF THE TRUST IS FOR THE VALUE OF THE SHARES TO REFLECT, AT ANY GIVEN TIME, THE VALUE OF THE ASSETS OWNED BY THE TRUST AT THAT TIME LESS THE TRUST'S ACCRUED EXPENSES AND LIABILITIES AS OF THAT TIME. THE SHARES ARE INTENDED TO CONSTITUTE A SIMPLE AND COST-EFFECTIVE MEANS OF MAKING AN INVESTMENT SIMILAR TO AN INVESTMENT IN GOLD. AN INVESTMENT IN ALLOCATED PHYSICAL GOLD BULLION REQUIRES EXPENSIVE AND SOMETIMES COMPLICATED ARRANGEMENTS IN CONNECTION WITH THE ASSAY, TRANSPORTATION AND WAREHOUSING OF THE METAL. TRADITIONALLY, SUCH EXPENSE AND COMPLICATIONS HAVE RESULTED IN INVESTMENTS IN PHYSICAL GOLD BULLION BEING EFFICIENT ONLY IN AMOUNTS BEYOND THE REACH OF MANY INVESTORS. THE SHARES HAVE BEEN DESIGNED TO REMOVE THE OBSTACLES REPRESENTED BY THE EXPENSE AND COMPLICATIONS INVOLVED IN AN INVESTMENT IN PHYSICAL GOLD BULLION, WHILE AT THE SAME TIME HAVING AN INTRINSIC VALUE THAT REFLECTS, AT ANY GIVEN TIME, THE PRICE OF THE ASSETS OWNED BY THE TRUST AT SUCH TIME LESS THE TRUST EXPENSES AND LIABILITIES. ALTHOUGH THE SHARES ARE NOT THE EXACT EQUIVALENT OF AN INVESTMENT IN GOLD, THEY PROVIDE INVESTORS WITH AN ALTERNATIVE THAT ALLOWS A LEVEL OF PARTICIPATION IN THE GOLD MARKET THROUGH THE SECURITIES MARKET. THE SPONSOR OF THE TRUST IS GRANITESHARES LLC.

FORESIDE FUND SERVICES, LLC PROVIDES MARKETING SERVICES TO THE TRUST.

FUND RISKS

INVESTING IN THE SHARES INVOLVES SIGNIFICANT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. YOU COULD LOSE MONEY ON AN INVESTMENT IN THE TRUST. FOR A MORE COMPLETE DISCUSSION OF RISK FACTORS RELATIVE TO THE TRUST, CAREFULLY READ THE PROSPECTUS.

SHARES ARE CREATED TO REFLECT THE PRICE OF THE GOLD HELD BY THE TRUST, THE MARKET PRICE OF THE SHARES WILL BE AS UNPREDICTABLE AS THE PRICE OF GOLD HAS HISTORICALLY BEEN. THIS CREATES THE POTENTIAL FOR LOSSES, REGARDLESS OF WHETHER YOU HOLD SHARES FOR THE SHORT-, MID- OR LONG-TERM.

THE AMOUNT OF GOLD REPRESENTED BY EACH SHARE WILL DECREASE OVER THE LIFE OF THE TRUST DUE TO THE SALES OF GOLD NECESSARY TO PAY THE SPONSOR'S FEE AND TRUST EXPENSES. WITHOUT INCREASES IN THE PRICE OF GOLD SUFFICIENT TO COMPENSATE FOR THAT DECREASE, THE PRICE OF THE SHARES WILL ALSO DECLINE AND YOU WILL LOSE MONEY ON YOUR INVESTMENT IN SHARES.

THE TRUST IS A PASSIVE INVESTMENT VEHICLE. THE PRICE RECEIVED UPON THE SALE OF SHARES MAY BE LESS THAN THE VALUE OF THE GOLD REPRESENTED BY THEM.

THE TRUST IS NOT A DIVERSIFIED INVESTMENT, IT MAY BE MORE VOLATILE THAN OTHER INVESTMENTS.

THE TRUST MAY BE FORCED TO SELL GOLD EARLIER THAN ANTICIPATED IF EXPENSES ARE HIGHER THAN EXPECTED.

THE SPONSOR HAS NO HISTORY OF OPERATING AN INVESTMENT VEHICLE LIKE THE TRUST, ITS EXPERIENCE MAY BE INADEQUATE OR UNSUITABLE TO MANAGE THE TRUST.

GOLD BENCHMARK - LBMA GOLD PRICE PM. ICE BENCHMARK ADMINISTRATION (IBA) IS THE ADMINISTRATOR FOR THE LBMA GOLD PRICE